                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE:                                 CONTACT: David S. Hickman
July 21, 2005                                               United Bancorp, Inc.
                                                                    517-423-1700

                              UNITED BANCORP, INC.


UNITED BANCORP, INC. REPORTS STRONG RESULTS FOR SECOND QUARTER OF 2005

      TECUMSEH, MI - United Bancorp, Inc. reports a strong second quarter and first half of 2005. Earnings for the second quarter were United's best second quarter, and earnings for the first six months of 2005 represent record earnings. United indicates that these results are achieved due to its steady growth of loans and deposits, plus an improving net interest margin.

      Second quarter 2005 earnings reached $1,957,454, which is an 11.8% increase over the corresponding quarter a year ago. For the first half of 2005, earnings were a record $3,741,009, rising 7.9% over the first half of 2004.

      During the first half of the year, deposits increased by $42.3 million, or 8%, while loans increased $33.2 million, representing 6.6%. The business lending groups at both subsidiary banks are responsible for this increase.

      United Bancorp, Inc. is a financial holding company that is the parent company for United Bank & Trust and United Bank & Trust - Washtenaw. At June 30, 2005, it had assets under management totaling $1.7 billion. The subsidiary banks operate 17 banking offices in Lenawee, Washtenaw and Monroe counties.

                                       ###